Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES ENDS SECOND QUARTER FISCAL 2016 WITH
13% INCREASE IN EARNINGS PER SHARE

Monett, MO, February 2, 2016 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced second quarter fiscal 2016 results.
Revenue for the quarter increased 7%, gross profit increased 9%, and net income increased 10% compared to the second quarter of fiscal 2015. The six months ended December 31, 2015 also contained increases in each of these categories, with revenue increasing 7%, gross profit increasing 9%, and net income increasing 11% over the first six months of fiscal 2015.
For the quarter ended December 31, 2015, the Company generated total revenue of $332.9 million compared to $311.3 million in the same quarter a year ago. Gross profit increased to $142.4 million from $131.0 million in the second quarter of last fiscal year. Net income in the current quarter was $59.3 million, or $0.74 per diluted share, compared to $53.9 million, or $0.66 per diluted share in the same quarter a year ago.
For the six months ended December 31, 2015, revenue totaled $654.5 million, compared to $612.8 million in the prior year. Gross profit increased to $280.4 million from $257.6 million, and net income rose to $110.7 million compared to $100.0 million in the first six months of the prior fiscal year.
According to Jack Prim, CEO, “We are pleased to deliver another quarter with record revenue and earnings. Our outlook on the industry remains solid despite the recent stock market volatility."
Operating Results
License revenue for the second quarter increased to $0.6 million from $0.5 million in the second quarter a year ago and was less than 1% of revenue in both periods. Support and service revenue grew in the quarter compared to the prior year, increasing 8% to $320.2 million, or 96% of total revenue in the second quarter of fiscal 2016 from $296.9 million, or 95% of total revenue for the same period a year ago. Hardware sales in the second quarter of fiscal 2016 decreased 14% to $12.0 million, or 4% of total revenue, from $13.9 million, or 4% of total revenue, in the second quarter of last fiscal year.
For the first six months of fiscal 2016, license revenue increased to $2.2 million from $1.0 million in the same period last fiscal year, and made up less than 1% of total revenue in both periods. Support and service revenue increased to $628.0 million, or 96% of total revenue, growing 7% from last year's total of $585.1 million, which was 95% of revenue. Hardware sales decreased 9% for the six months ending December 31, 2015 to $24.3 million from $26.7 million in the same period a year ago, making up approximately 4% of revenue in each of those periods.
Cost of sales for the second quarter increased 6% to $190.4 million from $180.3 million in the second quarter of fiscal 2015. Gross profit increased 9% to $142.4 million for the second quarter this fiscal year from $131.0 million last year. Gross margin was 43% in the second quarter compared to 42% in the same quarter last year.
Year to date costs of sales through December 31, 2015 totaled $374.1 million, an increase of 5% over the first six months of fiscal 2015, which totaled $355.1 million. Gross profit increased 9% to $280.4 million compared to $257.6 million, and gross margin rose to 43% from 42% for the prior year.
Gross margin on license revenue for the second quarter of fiscal 2016 was 21% compared to 37% for the same quarter of fiscal 2015. Support and service gross margin was 43% in the second quarter of fiscal 2016, matching the 43% in the second quarter of fiscal 2015. Hardware gross margin increased for the second quarter to 34% from 31% for the same quarter last year.
For the first six months, gross margin on license revenue was 70%, versus 28% for the same period ending December 31, 2014. Support and service gross margin stayed consistent at 43%, and hardware gross margin rose to 31% from 29% in the same period a year ago.
Operating expenses increased 12% compared to the second quarter of fiscal 2015. Operating expenses in the prior year quarter were lower due mainly to the gain on sale of the TeleWeb suite of products in the prior year quarter, resulting in the increase this year. Selling and marketing expenses stayed at 7% of total revenue in the current year second quarter, totaling $22.2 million, compared to $22.2 million in the prior year second quarter. Research and development expenses increased 7% to $18.9 million, or 6% of total revenue, from $17.7 million, or 6% of total revenue, for the second quarter in fiscal 2015. General and administrative costs increased 44% in the current year second quarter to $16.5 million, or 5% of total revenue, from $11.5 million, or 4% of total revenue, in the second quarter of fiscal 2015, due mainly to the gain on the sale of assets for TeleWeb products in the prior year.
Operating expenses increased 8% to $115.1 million for the six months ending December 31, 2015, compared to $106.3 million for the same period in fiscal 2015. Selling and marketing expenses totaled $44.0 million versus $43.8 million in the prior year to date

JKHY Second Quarter Fiscal 2016 Earnings Per Share Increases 13%
February 2, 2016

period, staying consistent at 7% of total revenue. Research and development expenses were 9% higher for the first six months of 2016, totaling $37.4 million, or 6% of revenue, compared to $34.5 million, or 6% of revenue, in fiscal 2015. General and administrative costs were 5% of total revenue at $33.7 million, compared to 5% at $28.0 million a year ago, for a year-over-year increase of 20% for the first six months of fiscal 2016, due mainly to the gain on the sale of TeleWeb assets reported in the second quarter of the fiscal 2015.
Operating income increased 6% to $84.8 million, or 25% of second quarter fiscal 2016 revenue, compared to $79.7 million, or 26% of revenue in the second quarter of fiscal 2015. Provision for income taxes decreased 1% in the current second quarter compared to the same quarter in fiscal 2015 and is 29.9% of income before income taxes this quarter compared to 32.1% of income before income taxes for the same period in fiscal 2015. Second quarter net income totaled $59.3 million, or $0.74 per diluted share, compared to $53.9 million, or $0.66 per diluted share in the second quarter of fiscal 2015, for an increase in net income of 10% and an increase in diluted earnings per share of 13%.
For the six month period ending December 31, 2015, operating income increased 9% to $165.3 million, a 25% operating margin on total revenue, from $151.3 million, also 25% of revenue, in the same period of fiscal 2015. Provision for income taxes increased 7%, although the effective rate decreased to 32.9% of income before income taxes from 33.7% for the six months ending December 31, 2014. Net income for current fiscal year totaled $110.7 million, compared to $100.0 million last year, for an increase of 11%, and diluted earnings per share increased 13% to $1.38 from $1.22 for the prior year period.
For the second quarter of fiscal 2016, the bank systems and services segment revenue increased 1% to $241.0 million with a gross margin of 41% from $239.5 million with a gross margin of 41% in the same quarter last year.  The credit union systems and services segment revenue increased 28% to $91.8 million with a gross margin of 49% for the second quarter of fiscal 2016 from $71.8 million and a gross margin of 45% in the same period a year ago.
Bank systems and services segment revenue for the six month period increased 1% to $477.7 million from $470.9 million with a gross margin in each period of 41%. Credit union systems and services segment revenue increased 25% to $176.7 million with a gross margin of 49% from $141.8 million with a gross margin of 45% for the same six months last year.
Balance Sheet and Cash Flow Review
At December 31, 2015, cash and cash equivalents increased to $55.1 million from $49.3 million at December 31, 2014. Trade receivables decreased to $147.1 million from $147.9 million a year ago. Current and long term debt increased from $78.8 million a year ago to $100.3 million at December 31, 2015. Deferred revenue increased to $440.1 million at December 31, 2015, compared to $413.1 million a year ago. Stockholders' equity decreased 1% to $912.5 million at December 31, 2015, compared to $922.1 million a year ago.
Cash provided by operations totaled $147.0 million in the current fiscal year compared to $126.9 million for the same period last year. The following table summarizes net cash (in thousands) from operating activities:

	Six Months Ended December 31,
	2015	2014
Net income	$110,714	$99,969
Non-cash expenses	73,773	50,151
Change in receivables	98,487	76,151
Change in deferred revenue	(92,911)	(78,332)
Change in other assets and liabilities	(43,084)	(21,041)
Net cash provided by operating activities	$146,979	$126,898
Cash used in investing activities for the first six months of fiscal 2016 totaled $93.1 million and included capital expenditures on facilities and equipment of $31.5 million, mainly for the purchase of computer equipment and aircraft, $47.9 million for the development of software, $8.3 million, net of cash acquired, for the acquisition of Bayside Business Solutions, and $8.2 million for the purchase and development of internal use software. This was partially offset by $2.7 million proceeds from the sale of assets. Cash used in investing activities for the first six months of fiscal 2015 totaled $63.4 million and included capital expenditures of $27.4 million, $36.8 million for the development of software and $7.4 million for the purchase and development of internal use software, partially offset by $8.2 million proceeds from the sale of assets, mainly related to the TeleWeb suite of Internet and mobile banking software products.
Financing activities used cash of $147.0 million for the first six months of fiscal 2016. Cash used was $155.1 million for the purchase of treasury shares, repayment of the revolving credit facility and capital leases of $52.4 million, and dividends paid to stockholders of $40.0 million. This was partially offset by borrowings of $100.0 million against our revolving credit facility and $0.4 million net cash inflow from the issuance of stock and tax related to stock-based compensation. Financing activities used cash in the first six months of fiscal 2015 of $84.5 million. Cash used was $112.8 million for the purchase of treasury shares, dividends paid to stockholders of $36.0 million, repayments of capital leases of $4.7 million, and $1.1 million net cash outflow from the issuance of stock and tax related to stock-based compensation. Cash used was offset by $70.0 million of borrowings on our revolving credit facility.
According to Kevin Williams, CFO, “We continue to invest in the development of existing and new products. Capitalized software is primarily in the areas of electronic payments, mobile offerings and other new products and offerings that will drive additional

JKHY Second Quarter Fiscal 2016 Earnings Per Share Increases 13%
February 2, 2016

future revenue. Our capitalized software for the first six months is within 1% of our internal budget, therefore we are tracking right where we thought we would be year to date. We continue to have a strong cash balance with liquidity for potential acquisitions, stock buy-backs, dividends, and continued investment in the company.”

About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve almost 10,800 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from community to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com. The company will hold a conference call on February 3, 2016; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Second Quarter Fiscal 2016 Earnings Per Share Increases 13%
February 2, 2016

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2015	2014		2015	2014
REVENUE
License	$634	$491	29%	$2,237	$994	125%
Support and service	320,219	296,905	8%	627,966	585,121	7%
Hardware	12,019	13,898	(14)%	24,287	26,652	(9)%
Total	332,872	311,294	7%	654,490	612,767	7%
COST OF SALES
Cost of license	498	308	62%	680	717	(5)%
Cost of support and service	181,989	170,377	7%	356,703	335,467	6%
Cost of hardware	7,958	9,574	(17)%	16,726	18,959	(12)%
Total	190,445	180,259	6%	374,109	355,143	5%
GROSS PROFIT	142,427	131,035	9%	280,381	257,624	9%
Gross Profit Margin	43%	42%		43%	42%
OPERATING EXPENSES
Selling and marketing	22,231	22,175	—%	43,982	43,838	—%
Research and development	18,862	17,681	7%	37,416	34,472	9%
General and administrative	16,547	11,514	44%	33,659	28,025	20%
Total	57,640	51,370	12%	115,057	106,335	8%
OPERATING INCOME	84,787	79,665	6%	165,324	151,289	9%
INTEREST INCOME (EXPENSE)
Interest income	91	28	225%	204	85	140%
Interest expense	(276)	(337)	(18)%	(496)	(603)	(18)%
Total	(185)	(309)	(40)%	(292)	(518)	(44)%
INCOME BEFORE INCOME TAXES	84,602	79,356	7%	165,032	150,771	9%
PROVISION FOR INCOME TAXES	25,254	25,474	(1)%	54,318	50,802	7%
NET INCOME	$59,348	$53,882	10%	$110,714	$99,969	11%
Diluted net income per share	$0.74	$0.66		$1.38	$1.22
Diluted weighted average shares outstanding	79,770	81,634		80,252	82,112

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				December 31,		% Change
				2015	2014
Cash and cash equivalents				$55,126	$49,332	12%
Receivables				147,091	147,890	(1)%
Total assets				1,708,865	1,620,971	5%

Accounts payable and accrued expenses				$80,122	$71,771	12%
Current and long term debt				100,323	78,811	27%
Deferred revenue				440,145	413,081	7%
Stockholders' Equity				912,474	922,062	(1)%